Exhibit 2.1

DATED

2002

(1)

ADVANCED BANKING SOLUTIONS LIMITED

(2)

ABS SOLUTIONS (UK) LIMITED

(3)

THE RECEIVERS

AGREEMENTfor the sale and purchase of certain of the assets of Advanced Banking Solutions Limited

MAYER, BROWN, ROWE & MAW

11 Pilgrim Street

London EC4V 6RW

Tel. 020 7248 4282

Fax. 020 7782 8760

Ref: 416/359/08073.10016

CONTENTS

Clause

Subject Matter

Page

1.

Definitions and Interpretation

2

2.

Agreement to Sell and Purchase

6

3.

Consideration

7

4.

Completion

8

5.

Title and Encumbered Assets

9

6.

The Premises

11

7.

Consent of Third Parties

12

8.

Exclusions

12

9.

Accommodation for the Receivers Post-Completion and VAT Records

14

10.

Advance Receipts and Prepayments

15

11.

Contracts

15

12.

Set-Off

16

13.

Stamp Duty

16

14.

No Liability of the Receivers

16

15.

Confidentiality

17

16.

General Assistance by the Purchaser

17

17.

Further Assurance

17

18.

Employees

18

19.

Notices

19

20.

General

20

21.

Applicable Law

20

Schedules

1.

Employees

22

2.

Contracts

23

3.

Chattels

24

AGREEMENT

DATE:

                                      2002

PARTIES:

(1)

ADVANCED BANKING SOLUTIONS LIMITED, a private company limited by shares incorporated in England and Wales with registered number 03374989, whose registered office is at 9 Bonhill Street, London EC2A 4PE (the "Seller") acting by its joint administrative receivers, Neale Andrew Jackson and Peter George Mills;

(2)

ABS SOLUTIONS (UK) LIMITED, a private company limited by shares incorporated in England and Wales with registered number 04381658, whose registered office is at 103, Kingsway House, Kingsway, London WC2B 6AW (the "Purchaser"); and

(3)

NEALE ANDREW JACKSON and PETER GEORGE MILLS both licensed insolvency practitioners of Smith & Williamson, The Meeting House, Little Mount Sion, Tunbridge Wells, Kent TN1 1YS (together the "Receivers").

BACKGROUND:

(A)

The Seller carries on the business of the development, installation, support and maintenance of banking and treasury software, integrated trading room solutions and consultancy.

(B)

The Receivers were appointed joint administrative receivers of the Seller by instrument of appointment dated 4 March 2002 by Barclays Bank PLC under fixed and floating charges over the undertaking, property and assets of the Seller created under a debenture dated 17 July 1998 made by the Seller in favour of Barclays Bank PLC.  The appointment was accepted by the Receivers on 4 March 2002.

(C)

The Seller has agreed to sell whatever right, title and interest it may have in certain assets used in the Business and the Purchaser has agreed to purchase such right, title and interest on and subject to the terms and conditions set out in this Agreement, for the purpose of enabling the Purchaser to carry on the Business as a going concern.

(D)

The Purchaser is entering into this Agreement having inspected and investigated the Assets on the basis of a purchase by the Purchaser of the Assets in the condition in which it finds them and in full knowledge and acceptance of the terms and conditions of this Agreement and in particular (but without limitation) of the fact that the price to be paid for the Assets has been calculated and agreed in knowledge of the risk that good title to all or any of the Assets may not pass to the Purchaser pursuant to this Agreement.

IT IS AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement, the following words and expressions shall have the following meanings:

"Advance Receipts" means all amounts received (whether by deposit, prepayment or otherwise) by or on behalf of the Seller or the Receivers on or before the Completion Date so far as the same relate to anything (including any service) to be provided under any of the Contracts or otherwise in connection with the carrying on of the Business by the Purchaser after the Completion Date;

"Assets" shall have the meaning given to it in Clause 2.1;

"Business" means the Seller's business of the development, installation, support and maintenance of banking and treasury software, integrated trading room solutions and consultancy, as carried on at Completion;

"Business Day" means any day, other than a Saturday or Sunday or a day which is a bank or public holiday, on which banks generally are open in the City of London for the transaction of general banking business;

"Chattels" means the plant, equipment, fixtures, fittings, furniture and other chattels of the Seller on the Completion Date which are set out in Schedule 3 (Chattels);

"Company Records" means:

(a)

the statutory books of the Seller;

(b)

all accounting and other records created for or in the course of the administrative receivership of the Seller either by the Receivers or their firm, partners or staff or by the officers or employees of the Seller at the instance of the Receivers; and

(c)

all records of the Seller which do not relate to the Assets;

"Completion" means the completion of this Agreement by the performance of all obligations of the parties under Clause 4 (Completion);

"Completion Date" means close of business on the day Completion takes place;

"Confidential Information" means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Business which is of a commercially confidential or sensitive nature and details of which are not in the public domain including, without limitation, any such information concerning or relating to:

(a)

any technical processes, future projects, business development or planning, commercial relationships and negotiations;

(b)

the marketing of goods or services including, without limitation, customer and supply lists, price lists, sale targets, sale statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the customers of or other persons having dealings with Business; and

(c)

any information in respect of which there exists in relation to the Business an obligation of confidence to a third party,

BUT EXCLUDING the Company Records;

"Consideration" means the sum of £200,000 (two hundred thousand pounds sterling);

"Consent" shall have the meaning given to it in Clause 6.2;

"Contracts" means:

(a)

those licences, contracts, orders and engagements with customers of the Business which were entered into or made by the Seller in the ordinary and proper course of the Business insofar as they have not been fully performed by the Completion Date, including the customer contracts identified in Part 1 of Schedule 2 (Contracts);

(b)

the agreements identified in Part 2 of Schedule 2 (Contracts),

but specifically excluding the agreements identified in Part 3 of Schedule 2 (Contracts);

"Debenture" means the debenture dated 17 July 1998 and made by the Seller in favour of Barclays Bank PLC;

"Deed of Assignment of Contracts" means the deed of assignment of the Contracts, in the agreed terms, to be entered into by (1) the Seller, (2) the Purchaser and (3) the Receivers;

"Delivered Records" means all books, records (including VAT records and returns), correspondence and files in the possession of the Seller relating to the Business except to the extent that any of them are Company Records or Intellectual Property;

"Employees" means those persons who, immediately before and at the Completion Date, are employed by the Seller for the purpose of the Business including (but not limited to) those whose names are listed for the purposes of identification only in Schedule 1 (The Employees);

"Encumbrance" means any mortgage, debenture, pledge, lien, charge, assignment, hypothecation, right of set-off, security interest, title retention, preferential right or trust arrangement or agreement the effect of which is the creation of security or any hire purchase agreement, rental agreement, finance lease or any other form of credit or sale agreement and "Encumbrancer" shall be construed accordingly;

"Encumbered Assets" shall have the meaning given to it in Clause 5.5;

"Intellectual Property" means all rights of industrial or intellectual property of the Seller including (without prejudice to the generality of the foregoing) letters patent, trade marks, trade names, business names, software names and logos, rights in software, domain names, registered designs, copyrights, all rights under licence and consents in relation to the foregoing, applications for any of the foregoing, all confidential information and any inventions, discoveries, improvements, processes, formulae, trade secrets, technology and know-how (whether patentable or not), data, drawings, designs, specifications and technical information of all kinds in relation to the Business and the Seller's website;

"Intellectual Property Licence" an agreement dated 4 March 2002 (which is in the agreed terms) between the (1) Seller, (2) the Purchaser and (3) the Receivers whereby the Seller shall grant the Purchaser a licence to use the intellectual property rights of the Seller described therein for a period of no more than 31 days from the date of that licence;

"Lease" means the 10 year underlease of the Premises made between (1) MDIS Limited and (2) the Seller with a commencement date of 29 September 1997;

"Liabilities" means all and any actions, proceedings, claims, demands, costs, expenses, penalties and liabilities whatsoever brought against or incurred directly or indirectly by the Seller or the Receivers or any of them;

"Licence" means the licence to occupy the Premises in the agreed terms;

"Owner" shall have the meaning given to it in Clause 5.1;

"Premises" means the premises occupied by the Seller as at the Completion Date on the ground, first and second floors at 9 Bonhill Street, London EC4A 4PE;

"Prepayments" means all amounts paid (whether by deposit, prepayment or otherwise) on or before the Completion Date by or on behalf of the Seller and/or the Receivers so far as the same relate to anything (including any service) to be provided to the Purchaser in connection with the carrying on of the Business after the Completion Date;

"Prescribed Rate" means the rate of 4% above the base rate for the time being of Barclays Bank PLC;

"Purchaser's Solicitors" means freethcartwright of Norman House, Friar Gate, Derby DE1 1NU;

"Receivers' Solicitors" means Mayer, Brown, Rowe & Maw of 11 Pilgrim Street, London EC4V 6RW;

"Rent Deposit" means the Seller's rights under a rent deposit deed registered with the Registrar of Companies on 7 February 1998 given by the Seller in favour of MDIS Limited in respect of a rent deposit in the sum of £47,500;

"Stock" means all stock-in-trade, spare parts and raw materials held by or agreed to be bought by the Seller in connection with the Business as at Completion;

"VAT" means value added tax; and

"VAT Debts" means any VAT receivables of the Seller as at the date of the Receivers' appointment.

1.2

The headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3

In this Agreement, unless the context requires otherwise, any reference to:

(a)

a "party" or "the parties" is to a party or the parties (as the case may be) to this Agreement;

(b)

the Background, a Clause or a Schedule is to the background to, a clause of or a schedule to this Agreement (as the case may be);

(c)

"this Agreement" includes the Schedules, which form part of this Agreement for all purposes;

(d)

a statute or statutory provision includes any consolidation or replacement of the same (without modification) and any subordinate legislation in force under any of the same at the date of this Agreement;

(e)

the masculine, feminine or neuter gender respectively includes the other genders, references to the singular include the plural (and vice versa) and references to persons include firms, corporations and unincorporated associations; and

(f)

a document being in "the agreed terms" means in the form agreed between the parties and signed for the purposes of identification by the Purchaser's Solicitors and the Receivers' Solicitors and shall include any subsequent amendments to such form agreed and signed in the same way.

2.

AGREEMENT TO SELL AND PURCHASE

2.1

The Seller shall sell and the Purchaser shall purchase as at and from Completion such right, title and interest (if any) as the Seller has in the Business and to and in the following assets used in the Business (but subject to the rights of third parties) (the "Assets"):

(a)

the benefit (subject to the burden) of the Contracts and any work-in-progress of the Seller in respect of which no invoice has been issued on or before the Completion Date;

(b)

the benefit of the Prepayments;

(c)

the Stock;

(d)

the Chattels; and

(e)

the Rent Deposit.

2.2

There shall be excluded from the sale pursuant to this Agreement all other assets of the Seller used in the Business and not expressly defined in the definition of "Assets" in Clause 2.1.

2.3

Without prejudice to the generality of Clause 2.2, there shall be excluded from the sale under this Agreement and retained by the Seller:

(a)

the Company Records and the Delivered Records;

(b)

the benefit of all policies of insurance and assurance and all claims (whether or not such claims have been notified to the insurer) under such policies;

(c)

the VAT Debts; and

(d)

all cash in hand (including cash floats held in relation to the Business at the Completion Date and cash at bank (whether on current or deposit account) relating to the Business including uncleared cheques received at the Completion Date.

3.

CONSIDERATION

3.1

The aggregate consideration payable by the Purchaser to the Seller for the sale and transfer of the Assets shall be the Consideration which shall be apportioned as follows in respect of the item or items respectively specified:

(a)

in Clause 2.1(a) the sum of £93,559;

(b)

in Clause 2.1(b) the sum of £1.00;

(c)

in Clause 2.1(c) the sum of £1.00;

(d)

in Clause 2.1(d) the sum of £58,939; and

(e)

in Clause 2.1(e) the sum of £47,500.

3.2

It is the intention of the Seller and the Purchaser that the provisions of Section 49 Value Added Tax Act 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Assets pursuant to this Agreement and accordingly:

(a)

the Purchaser shall co-operate with the Seller and the Receivers and do all such acts and things as may be necessary to ensure that the sale of the Assets pursuant to this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT;

(b)

the Seller shall not be required by virtue of this Clause 3.2 to make any appeal to any court or tribunal against any determination of HM Customs & Excise that the sale does not fall to be treated as neither a supply of goods nor a supply of services for the purposes of VAT;

(c)

the Purchaser declares that it has applied to HM Customs and Excise to be  duly registered for VAT purposes;

(d)

the Purchaser declares that it shall with effect from Completion use the Assets to carry on the same kind of Business as carried on by the Seller in relation to the Assets prior to Completion;

(e)

no amount in respect of VAT shall be paid by the Purchaser upon payment of the Consideration, but if any VAT shall be payable on the sale pursuant to this Agreement the Purchaser shall, against delivery by the Seller of a tax invoice or invoices in respect of the Consideration, pay the appropriate amount of VAT to the Seller within fourteen (14) days of the delivery of such invoice or invoices and shall further indemnify and keep indemnified the Seller and the Receivers against any penalty or interest or other costs and expenses arising as a result of the late payment of such VAT.

3.3

For the avoidance of doubt, all consideration stated as being payable in this Agreement is exclusive of VAT which shall be added to such consideration if appropriate and the Seller shall deliver to the Purchaser an appropriate tax invoice for the purposes of VAT.

4.

COMPLETION

4.1

Immediately following the execution of this Agreement, the Purchaser shall deliver to the Receivers or (if the Receivers so direct) their agents and pay by way of telegraphic transfer to such account as the Receivers direct the full amount of the Consideration.  Upon receipt by the Receivers or their agents (as the case may be) of the Consideration, Completion of the sale and purchase of the Assets shall take place at the offices of the Receivers' Solicitors or as otherwise agreed between the parties.

4.2

On Completion, such right, title and interest as the Seller may have in and risk in the Assets shall automatically pass and the same shall be deemed to have been delivered or caused to be delivered into the possession of the Purchaser (subject as mentioned elsewhere in this Agreement).

4.3

On Completion, the Seller will grant the Intellectual Property Licence and the Licence.

4.4

On Completion the Seller will deliver to the Purchaser a deed of release executed by Barclays Bank Plc releasing the Assets from the fixed and floating charges created by the Debenture dated 17 July 1998.

4.5

All amounts payable under this Agreement shall be paid in pounds sterling (the "Contractual Currency"). If any sums payable under this Agreement (including, without limitation, the Consideration) are paid in a currency other than in the Contractual Currency, then:

(a)

if the amount received by the Seller and the Receivers, when converted into the Contractual Currency, is less than the amount of the liability in the Contractual Currency, then the Purchaser shall, on demand by the Seller and/or the Receivers, pay to the Seller and the Receivers an amount in the Contractual Currency equal to the difference; and

(b)

the Purchaser shall on demand by the Seller and the Receivers pay to the Seller and the Receivers any exchange costs and taxes payable or paid by the Seller and the Receivers in connection with any conversion referred to in this Clause 4.4.

5.

TITLE AND ENCUMBERED ASSETS

5.1

The Purchaser acknowledges that:

(a)

the Assets or some of them may be subject to Encumbrances or may not be owned by the Seller at all; and

(b)

the Purchaser is purchasing whatever right, title and interest as the Seller may have in the Assets subject to any Encumbrances and to whatever rights or claims the Encumbrancer or true owner of any of the Assets (the "Owner") may have in or to the Assets (including, without limitation, a right of re-possession) and subject to all obligations of the Seller to such Encumbrancer or Owner which the Purchaser undertakes to the Seller and the Receivers from the Completion Date to fulfil and comply with.

5.2

In respect of such of the Assets as are found not to be owned by the Seller, the Purchaser undertakes to the Seller and the Receivers not to hold itself out subsequent to such finding as the owner of any such Asset, nor to sell, offer for sale, assign, transfer or create any Encumbrance over any such Asset and that it will keep them in its own possession at its own expense and in as good a state of repair and condition as they are at the Completion Date, fair wear and tear excepted.

5.3

The Purchaser further undertakes to the Seller and the Receivers that if it receives notice of any claim that the Seller is not the owner of any of the Assets or that any of the Assets are subject to an Encumbrance, it will promptly notify the Receivers of the same.

5.4

The Purchaser hereby acknowledges, for the avoidance of doubt, that if it shall be found that the Seller does not have title to or is otherwise unable to transfer any or all of the Assets or all or any of the Assets is subject to an Encumbrance, such finding shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of this Agreement or for avoiding payment of or for the recovery of any or all of the Consideration.  The Receivers may in their absolute discretion at any time after Completion require such Assets to be deemed to be excluded from this Agreement.

5.5

Subject to Clause 5.7, in the event that there is a finding that the Seller does not have title to or is otherwise unable to transfer any or all of the Assets or all or any of the Assets is subject to an Encumbrance ("Encumbered Assets"), the Purchaser undertakes to the Seller and the Receivers promptly to arrange for and with any such Encumbrancer or Owner:

(a)

to purchase the particular Encumbered Asset from the Encumbrancer or Owner; or

(b)

(if appropriate) to novate (in a form reasonably acceptable to the Seller and the Receivers) any agreement giving rise to or creating or evidencing the Encumbrance to the Purchaser; or

(c)

to enter into any new agreement giving rise to or creating or evidencing the Encumbrance with the Purchaser; or

(d)

at its own cost, to re-deliver or permit the Encumbrancer or Owner to repossess the Encumbered Assets, and sign such documentation as may reasonably be required in connection with such re-delivery or repossession.

5.6

The Purchaser will be responsible for the payment to any such Encumbrancer or Owner of any moneys payable in connection with any of the options set out in Clause 5.5 and the Purchaser will have no right of recourse to the Seller or the Receivers in respect thereof.  Furthermore the Purchaser undertakes to indemnify and keep indemnified the Seller and the Receivers from and against all Liabilities arising directly or indirectly pursuant to a breach by the Purchaser of its obligations under this Clause 5 or arising as a result of the Purchaser utilising or taking possession of the Assets.

5.7

Insofar as any of the Encumbered Assets consumed or processed by the Purchaser are subject to a valid (as determined in accordance with Clause 5.8) reservation of title claim by the supplier thereof, the Purchaser hereby agrees duly to discharge and perform forthwith at the request of the Seller or the Receivers the obligations of the Seller to such supplier.

5.8

Without prejudice to the other provisions of this Clause 5, the Purchaser shall give such assistance to the Seller and the Receivers as they shall reasonably require in order to determine whether any reservation of title claim referred to in Clause 5.7 is valid and effective and to resist such claim.

5.9

The Purchaser shall (at its sole cost and expense) have sole conduct of any claims, demands or proceedings made or brought against the Seller (provided that none of the Receivers, their firm, partners or staff are parties to such proceedings) relating to the Encumbered Assets, in which case the Purchaser shall keep the Seller and the Receivers fully informed of all material developments.  The Receivers shall retain the conduct of any claims, demands or proceedings made or brought against the Receivers, or their firm, partners or staff (whether or not the Seller is a party to such proceedings) relating to the Encumbered Assets, in which case the Receivers will use reasonable endeavours to consult with the Purchaser and shall keep the Purchaser fully informed of all material developments.

6.

THE PREMISES

6.1

The Seller shall grant and the Purchaser shall enter into a separate licence to the Purchaser to occupy the Premises in the terms of the Licence.

6.2

The Seller shall, at the request and cost of the Purchaser and subject to obtaining the landlord's and any superior landlord's consent in accordance with the provisions of the Lease (the "Consent"), assign the Lease to the Purchaser and the Purchaser shall take an assignment of the Lease.

6.3

At the request of the Purchaser referred to in Clause 6.2 above, the Seller shall as soon as reasonably practicable apply for, and the Purchaser and the Seller shall use their respective reasonable endeavours to obtain, the Consent.

6.4

The Purchaser shall promptly:

(a)

supply all such references and information, if any, as the landlord and the superior landlord may require in connection with the Consent;

(b)

comply with the superior landlord's lawful requirements in relation to the application for the Consent;

(c)

deal with all correspondence and documentation relating to the application for Consent; and

(d)

sign or execute the Consent within three (3) days of the engrossment of the same having been submitted to the Purchaser's Solicitors and then return it to the Receivers' Solicitors.

7.

CONSENT OF THIRD PARTIES

The transfer of the Assets hereunder is subject to the consent of any third party (if this should be required) being obtained by and at the cost of the Purchaser but failure to obtain such consent shall not prejudice this Agreement or the obligation to pay any amount payable hereunder or give rise to any claim against the Seller or the Receivers or any of them.

8.

EXCLUSIONS

8.1

All representations, warranties and conditions, express or implied, statutory or otherwise, in respect of any of the Assets and/or any of the rights, title and interest sold pursuant to this Agreement are (except in the case of fraud and to the extent permitted by law) expressly excluded (including, without limitation, warranties and conditions as to title, quiet possession, merchantable quality, fitness for purpose and description).  It is hereby agreed by the Purchaser that the terms and conditions contained in this Agreement are fair and reasonable in the context of a sale of assets by a company in receivership taking into account in particular (but without limitation):

(a)

that the Seller and the Receivers have specifically told the Purchaser that the Purchaser must rely absolutely on the Purchaser's own opinion and/or professional advice concerning the Assets, their ownership, the quality, state and condition of the same, their fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination (which could render it inappropriate that they should be described as they are described in this Agreement or in any Schedule to this Agreement) or the reasons the Purchaser has or should have for purchasing the Assets and the use to which it intends or should intend to put them;

(b)

that the Purchaser has, and has informed the Receivers and the Seller that it has, available to it (either internally or externally) skilled professional advice concerning the Assets and the matters referred to in Clause 8.1(a) and that it is on the basis of this advice that the Purchaser has agreed to purchase the Assets in the condition in which the Purchaser finds them for a consideration calculated to take into account (inter alia) the risk to the Purchaser represented by this Agreement; and

(c)

that the Purchaser, its servants, its employees, agents, representatives and advisors have been given every opportunity it or they may wish to examine and inspect all or any of the Assets and all or any books, documents or records relating to any of the Assets.

8.2

The terms and conditions of this Agreement represent the entire agreement between the parties relating to the disposal of the Assets and supersede any previous agreement whether written or oral.  The Purchaser acknowledges that it places and has placed no reliance whatsoever on any warranty, representation, agreement, statement or undertaking (oral or in writing), express or implied, whatsoever and by whomsoever made or alleged to have been made on or prior to the Completion Date.

8.3

No waiver, by or on behalf of any party, of any of the requirements of this Agreement, or of any of their rights pursuant to this Agreement, shall release any other party from full performance of the remaining obligations stated in this Agreement nor shall any waiver granted by any party in respect of any breach of this Agreement operate as a waiver of any subsequent breach of this Agreement nor shall any delay by any party in enforcing any of the terms of this Agreement nor any time or indulgence granted by any party to any other party impair or discharge any of the other party's rights and remedies pursuant to this Agreement.

8.4

The Purchaser acknowledges that it has placed no reliance whatsoever on the Schedules to this Agreement and acknowledges that some or all of the Assets may not exist and that it has relied upon its own investigation as to the existence of the Assets and the Seller and the Receivers give no representation or warranty whatsoever as to the accuracy or otherwise of the Schedules.

8.5

The Purchaser warrants that:

(a)

it has full authority to enter into this Agreement;

(b)

all approvals required to be obtained by it whether under the provisions of the Companies Act 1985 (as amended by the Companies Act 1989) or any other enactment have been duly obtained and that it is in a position to enter into the transaction.

9.

ACCOMMODATION FOR THE RECEIVERS POST-COMPLETION AND VAT RECORDS

9.1

The Purchaser will take physical possession of the Delivered Records (insofar as available) on the Completion Date and retain them in safe custody at the Purchaser's premises until their delivery up is requested by the Receivers.  The Purchaser shall allow the Receivers and their staff and agents, free of charge and for the purposes of conducting their affairs, reasonable access to the premises where the Delivered Records are kept and to those Employees (for so long as they remain in the employment of the Purchaser) as may be necessary for the purposes of conducting the receivership of the Seller.  The Purchaser agrees to provide upon request to the Receivers, at the cost of the Purchaser, copies of all contracts entered into by the Seller which are in the possession or control of the Purchaser (if any).

9.2

The Purchaser will allow the Receivers and their staff and agents to use office facilities at the Purchaser's premises (or any part of it) reasonably suitable for the purpose of conducting their affairs in relation to the receivership of the Seller and to use the telephone, photocopying machines, lavatories, heating, lighting, car parking spaces and all other reasonably necessary facilities in connection with the receivership.

9.3

Without prejudice to the generality of the foregoing, during the continuance of the receivership of the Company and solely for the purposes of the receivership, the Purchaser will allow the Receivers and their staff and agents at all reasonable times and on reasonable notice access, free of charge, to the accounting records of the Seller on the computer system and all disks, tapes and other computer records of the Seller which relate to the accounting records of the Seller possession of which passes to the Purchaser at the Premises on the Completion Date and, for a period of six (6) years, the Purchaser hereby agrees not to alter, erase, destroy or interfere in any way with any of the disks, tapes or other computer records relating to the Seller, nor to permit such records to be altered, erased, destroyed or interfered with in any way.

9.4

Subject to Clause 9.5, the Purchaser shall give to the Seller and the Receivers such reasonable access to the VAT records and returns in the possession of the Purchaser relating to or in connection with the Business as the other may reasonably require (including the right to take copies of such records and returns and extracts from then on reasonable advance notice) within the period of six (6) calendar years from the Completion Date.

9.5

Without prejudice to the generality of Clause 9.4, the Seller shall on Completion retain ownership of all VAT records referred to in Section 49 Value Added Tax Act 1994.

10.

ADVANCE RECEIPTS AND PREPAYMENTS

10.1

The Advance Receipts shall belong to the Seller.

10.2

The benefit of the Prepayments shall belong to the Purchaser.

11.

CONTRACTS

11.1

The Purchaser acknowledges that the Seller may not be entitled to assign, and shall not be entitled to novate, the Contracts and to that extent does not purport to do so.

11.2

The Seller shall, for the period during which the Receivers remain appointed and at the cost of the Purchaser, provide reasonable assistance to the Purchaser as the Purchaser shall require in trying to persuade the other parties to any Contracts to assign such Contract or (at the option of the Purchaser) to novate such Contract to the Purchaser, although it is agreed and understood that the Seller shall be under no obligation to make any payments directly or indirectly to such other parties to persuade them to do so.

11.3

The Purchaser undertakes to perform and discharge all obligations and liabilities created by or arising under the Contracts after the Completion Date so that if and to the extent that it is not possible or reasonably practicable for any of the Contracts to be novated or assigned to the Purchaser, the Purchaser covenants with and undertakes to the Seller and the Receivers that the Purchaser shall complete the Contracts as agent for the Seller.

11.4

The Purchaser shall indemnify the Seller and the Receivers from and against all and any Liabilities in respect of all and any of the Contracts arising on or after the Completion Date as a result of the Purchaser's acts or omissions.  For the avoidance of doubt (but subject to Clauses 5 (Title and Encumbered Assets) and 20 (General)) the Purchaser will not be liable for any liabilities of the Seller due, incurred or arising before the Completion Date to the extent that they relate to the period ending on the Completion Date.

12.

SET-OFF

Any payments to be made by the Purchaser to the Seller or to the Receivers under this Agreement shall be made in full without any set-off of or deduction from such payments or any counterclaim or claim to a lien whether any such set-off, deduction or counterclaim or lien in favour of the Purchaser arises under this Agreement or otherwise.

13.

STAMP DUTY

13.1

The Purchaser shall pay any stamp duties payable in respect of this Agreement or any agreement or document entered into or executed in connection with or pursuant to this Agreement.

13.2

It is certified that this transaction does not form part of a larger transaction or a series of transactions in respect of which the aggregate amount of value of the consideration in respect of the transfer of assets (other than those to which title passes by delivery, intellectual property rights and shares) exceeds £500,000.

14.

NO LIABILITY OF THE RECEIVERS

The Purchaser acknowledges and it is hereby agreed and declared that the Receivers have executed this Agreement on behalf of the Seller and shall incur no personal liability whatsoever in respect of the obligations undertaken by the Seller in this Agreement or in respect of any failure on the part of them to observe, perform or comply with any such obligations or obligations under or in relation to any associated arrangements or negotiations, whether such liability would arise under the Insolvency Act 1986 or any statutory modification or re-enactment thereof or otherwise howsoever and (save as aforesaid) it is solely for the purpose of receiving the benefit of this acknowledgement, agreement and declaration and the indemnities contained in this Agreement that the Receivers are a party to this Agreement.

15.

CONFIDENTIALITY

No announcement or information concerning this sale and purchase or any ancillary matter shall be made or released or authorised to be made or released by any of the parties to the public or to the press by any of the parties without the prior written consent of the other parties  ALSO the Seller and the Receivers undertake not to disclose to any third party any Confidential Information PROVIDED that nothing shall restrict the making by any of the parties (even in the absence of agreement by the other parties) of any statement or disclosure (including without limitation, Confidential Information) that may be required by law or by the Court or by any securities exchange or regulatory or governmental body to which that party is subject or to its professional advisers (including without limitation, its legal, accounting and financial advisers) on terms that the information so provided shall be kept confidential by those professional advisers and the Receivers shall be at liberty to disclose such matters (including, without limitation, Confidential Information) to their appointors and to any subsequent liquidators of the Sellers and otherwise as they may think fit in the course of the conduct of their duties as receivers and any of the parties may disclose a copy of the contents of this Agreement for the purposes of enforcing its provisions.

16.

GENERAL ASSISTANCE BY THE PURCHASER

The Purchaser will provide such information and assistance as the Receivers may reasonably require in connection with the conduct of the receivership of the Seller.

17.

FURTHER ASSURANCE

17.1

Within a period not exceeding twelve (12) months from the Completion Date, the Seller will whilst the Receivers are receivers of the Seller and within a reasonable time of being requested so to do by the Purchaser (and insofar as the Seller may be reasonably able and empowered to do so and provided no more than a minimal amount of time is involved on the part of the Receivers and their staff) and at the sole cost and expense of the Purchaser execute such further assurances and do such further acts and things as shall be reasonably necessary for the purpose of transferring to the Purchaser whatever right, title and interest the Seller may have in the Assets provided that nothing in this Clause 17 shall oblige the Seller or the Receivers or any of them to become a party to any litigation or arbitration proceedings and provided further that no document executed pursuant to this further assurance shall or shall have the effect of conferring on the Purchaser any additional right or rights not conferred by this Agreement against the Seller and/or the Receivers or any of them and provided further that neither the Seller nor the Receivers shall be made separate parties to any deed or document unless the provisions of Clause 14 (No Liability of the Receivers) shall apply to such deed or document and it shall contain analogous provisions satisfactory to the Receivers.  For the avoidance of doubt, nothing in this Clause 17 shall restrict or prevent the Receivers from vacating office.

17.2

The Receivers will, if so requested by the Purchaser and at the Purchaser's sole cost and expense, use reasonable endeavours to facilitate the convening of an extraordinary general meeting of the Seller to consider a resolution that the Seller changes its name to a name which bears no similarity in appearance or sound to "Advanced Banking Solutions Limited".

17.3

At any time within forty (40) days after Completion on the Purchaser's request on reasonable notice, the Seller and the Receivers agree to execute the Deed of Assignment of Contracts.

18.

EMPLOYEES

18.1

In respect of the Employees, it is acknowledged and agreed by the parties that the transfer of the Business pursuant to this Agreement constitutes a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) ("Transfer Regulations") and that, accordingly, the contracts of employment of the Employees will on Completion be transferred to the Purchaser as provided by the Transfer Regulations.

18.2

The Purchaser shall be liable for and shall indemnify the Seller and/or the Receivers and keep the Seller and/or the Receivers indemnified against any and all redundancy payments, compensation, salaries, wages, remuneration, damages, costs, claims, liabilities, awards or expenses of whatsoever nature which are incurred by the Seller and/or the Receivers as a result of any act done or anything omitted to be done by the Purchaser after the Completion Date.

18.3

Without prejudice to the provisions of Clauses 18.1 and 18.2 the Purchaser confirms that upon Completion it shall offer employment to the Employees upon terms no less favourable to those on which they are presently employed with continuity of employment.

19.

NOTICES

19.1

All notices and other communications relating to this Agreement:

(a)

shall be in writing;

(b)

shall be delivered by hand or sent by pre-paid first class post, or facsimile;

(c)

(subject to Clause 19.1(d)) shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 19.2, subject to such amendments as may be notified from time to time in accordance with this Clause 19 by the relevant party to the other parties by no less than fifteen (15) Business Days' notice, except that no party may so notify an address outside England and Wales;

(d)

may in the alternative in the case of any writ, judgment or other notice of process to be served on any party which is a company incorporated in England and Wales be delivered or sent to its registered office from time to time; and

(e)

shall take effect only upon actual receipt at the appropriate address and for these purposes, a facsimile is received when a complete and legible copy of the communication, whether that sent by facsimile or a hard copy sent by post or hand, has been received.  However, if any communication would otherwise become effective on a non-Business Day or after 5 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next Business Day.

19.2

The initial details for the purposes of Clause 19.1 are:

Party

:

The Seller or the Receivers

Address

:

The Meeting House

Little Mount Sion

Tunbridge Wells

Kent

TN1 1YS

Facsimile No

:

01892 521225

Marked for the Attention of

:

Neale Jackson

Party

:

The Purchaser

Address

:

9 Bonhill Street, London EC2

Facsimile No

:

0207 448 9111

Marked for the Attention of

:

David Gear

20.

GENERAL

20.1

No amendment or variation of the terms of this Agreement shall be effective unless in writing and signed by each of the parties.

20.2

This Agreement shall not be assignable in whole or in part by the Purchaser.

20.3

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document.

20.4

If any part of any provision of this Agreement shall be to any extent invalid or unenforceable that shall not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement.

20.5

If any party shall fail to make payment of any monies due and payable to any other party under the terms of this Agreement by the due date for such payment, interest shall be payable on the balance of such payment from time to time outstanding and shall be charged at the Prescribed Rate from the due date for payment until the date of actual payment.

20.6

Each provision of this Agreement shall, so far as it is capable of being performed or observed, continue in full force and effect after Completion unless such provision has been fully performed on or before Completion.

20.7

The parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

20.8

Except where this Agreement provides otherwise, each party shall be responsible for all the costs, charges and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase under this Agreement.

21.

APPLICABLE LAW

21.1

This Agreement shall be deemed to have been made in England and English law shall be the law applicable to this Agreement and shall govern:

(a)

its existence and validity;

(b)

its interpretation;

(c)

its performance;

(d)

within the limits of the powers of the courts of England by its procedural law, the consequences of its breach; and

(e)

the various ways of extinguishing obligations under it and limitation of actions arising from it or its breach.

Each party submits to the non-exclusive jurisdiction of the Supreme Court of Judicature of England, waives personal service of any proceedings, agrees that service on it of proceedings may be effected by registered mail to its address for service referred to in Clause 19 (Notices), and waives any objection to proceedings in such Court on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

21.2

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1

Employees

The employees listed in the schedule annexed to this Schedule.

SCHEDULE 2

Contracts

Part 1

Customer Contracts

The customer contracts identified in the pages annexed to this Schedule.

Part 2

Agreements

1.

Asset Purchase Agreement dated 30 June 2000 between (1) Logica Inc and (2) the Seller.

2.

Sale of Software Agreement dated 23 June 2000 between (1) SOFTMAN, (2) the Seller and (3) Riskflow Technologies (Pty) Limited.

Part 3

Excluded Contracts

1.

Agreement dated 29 March 1999 between (1) Anacomp Holdings Limited and (2) the Seller.

2.

Sale of Shares Agreement dated 10 August 2000 between (1) the Seller, (2) ASP Trust and (3) Canavese Trading (Proprietary) Limited.

3.

Brokerage Agreement dated 10 August 2000 between (1) the Seller and (2) ASP Trust.

4.

Share Purchase Agreement dated 30 March 2001 between (1) I M Murray, C M Atkinson and the Trustees of the Synchronicity Employee Trust and (2) the Seller, and related loan notes.

5.

Asset Purchase Agreement dated 7 September 2001 between (1) Thomson Financial Inc and (2) the Seller, and related loan notes.

SCHEDULE 3

Chattels

The chattels identified in the pages annexed to this Schedule.

EXECUTION

SIGNED by

)

joint administrative receiver

)

for and on behalf of

)

ADVANCED BANKING

)

SOLUTIONS LIMITED

)

SIGNED by

)

director of and duly authorised to

)

execute this Agreement for and on

)

behalf of ABS SOLUTIONS

)

(UK) LIMITED

)

SIGNED by NEALE ANDREW

)

JACKSON

)

SIGNED by PETER GEORGE

)

MILLS

)